UNITED STATES
SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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        National Home Health Care Corp.

(Name of Registrant as Specified in Its Charter)

_________________________________________
(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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NATIONAL HOME HEALTH CARE CORP.

700 White Plains Road
Scarsdale, New York 10583
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on October 30, 2007
_______________

To the Stockholders of National Home Health Care Corp.:

NOTICE IS HEREBY GIVEN, that the 2006 annual meeting of stockholders (the “Meeting”) of National Home Health Care Corp. (the “Company”) will be held at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, at 2:00 p.m., local time, on Tuesday, October 30, 2007, for the following purposes:

(1)	To elect six directors of the Company to hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified; and
(2)	To consider and transact such other business as may properly come before the Meeting or any adjournment thereof.

A proxy statement, form of proxy, the annual report to stockholders of the Company for the Company’s fiscal year ended July 31, 2006 and the quarterly report on Form 10-Q of the Company for its fiscal quarter ended April 30, 2007 are enclosed herewith. Only holders of record of Common Stock of the Company at the close of business on September 28, 2007 are entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     By Order of the Board of Directors,

     Steven Fialkow

     Secretary

Scarsdale, New York

October 2, 2007

All stockholders are cordially invited to attend the Meeting. If you do not expect to be present, please date and sign the enclosed form of proxy and return it promptly using the enclosed envelope. No postage is required if mailed in the United States.

NATIONAL HOME HEALTH CARE CORP.

700 White Plains Road
Scarsdale, New York 10583
________________________

PROXY STATEMENT

________________________

This proxy statement is furnished to the holders of Common Stock, par value $.001 per share (“Common Stock”), of National Home Health Care Corp. (the “Company”) in connection with the solicitation by and on behalf of its board of directors (the “Board of Directors”) of proxies (“Proxy” or “Proxies”) for use at the 2006 Annual Meeting of Stockholders (the “Meeting”) to be held on Tuesday, October 30, 2007, at 2:00 p.m., local time, at the office of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement, Proxies and annual reports is to be borne by the Company. The Company also will reimburse brokers who are holders of record of Common Stock for their reasonable out-of-pocket expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph, email or personal interview.

The principal executive offices of the Company are located at 700 White Plains Road, Scarsdale, New York 10583. This Proxy Statement and the accompanying form of Proxy are being mailed on or about October 2, 2007.

It is important that your shares are represented at the Meeting, and, therefore, all stockholders are cordially invited to attend the Meeting. However, whether or not you plan to attend the Meeting, you are urged to, as promptly as possible, mark, sign, date and return the enclosed proxy card, which requires no postage if mailed in the United States in the enclosed pre-paid envelope. If you hold shares directly in your name and attend the Meeting, you may vote your shares in person, even if you previously submitted a proxy card.

A Proxy may be revoked by a stockholder at any time before its exercise by filing with Steven Fialkow, the Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed Proxy bearing a later date, or by attending the Meeting and electing to vote in person. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy. Properly executed proxies will be voted in accordance with instructions given by stockholders at the places provided for such purpose in the accompanying form of Proxy. Unless otherwise specified, the shares represented by such Proxies will be voted FOR the election of the six nominees for directorship named herein.

The Company has allocated shares of Common Stock to certain employees under its Savings and Stock Investment Plan (the “Savings Plan”) organized under Section 401(k) of the Internal Revenue Service. Separate Proxies are being transmitted to each employee of the Company who is a participant in the Savings Plan. Shares held in a participant’s account will be voted by the trustee of the Savings Plan as directed by the participant in a signed Proxy for Savings Plan participants which is timely returned to the Savings Plan’s trustee or its designee. Shares as to which the Savings Plan trustee does not receive a timely direction will be voted by the trustee as directed by the administrator of the Savings Plan in such manner as the Savings Plan administrator deems proper in its fiduciary capacity for the benefit of the Savings Plan and its participants.

VOTING SECURITIES

The close of business on September 28, 2007 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. As of the Record Date, there were 5,662,531 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes are included in determining whether a quorum is present.

Directors are elected by a plurality of the votes cast at the Meeting. Votes withheld will not be considered votes cast in the final tally of votes with regard to the proposal.

The Board of Directors has unanimously recommended a vote FOR of each nominee for directorship named in the Proxy.

If you hold your shares through a broker, bank or other representative, generally the broker, bank or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker, bank or other representative does not timely receive your instructions, it may vote on certain matters for which it has discretionary authority. If a broker, bank or other representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Brokers, banks and other representatives will be able to exercise discretionary voting authority on each matter that is presently scheduled to come before the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 14, 2007 by (i) each person or group known by the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock; (ii) each nominee for directorship; (iii) each of the executive officers named in the Summary Compensation Table herein under “Executive Compensation;” and (iv) all directors and executive officers of the Company as a group.

Unless otherwise indicated below, the address for each listed director and executive officer is in care of National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and, as a result, include voting and/or investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The percentage of ownership of Common Stock for each stockholder is based on 5,662,531 shares of Common Stock outstanding as of September 14, 2007. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by that person that are exercisable within 60 days following the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%)
AG Home Health Acquisition Corp; and AG Home Health LLC c/o AG Special Situation Corporation 245 Park Avenue New York, NY 10167	2,794,252	(2)	49.3%
Frederick H. Fialkow	1,995,110	(3)	35.2%
Bernard Levine, M.D.	809,904	(4)	14.3%
Steven Fialkow	142,075	(5)	2.5%
Ira Greifer, M.D.	58,911	(6)	1.0%
Robert C. Pordy, M.D.	6,454	(7)	*
Robert P. Heller	58,440	(8)	1.0%
Harold Shulman, J.D., CPA	-		-
Salvatore Alternative 19355 Turnberry Way Aventura, FL 33180	477,482	(9)	8.5%
Heartland Advisors, Inc. and William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	441,000	(10)	7.8%
Lawndale Capital Management, LLC Andrew E. Shapiro and Diamond A Partners, L.P. 591 Redwood Highway, Suite 2345 Mill Valley, CA 94941	395,389	(11)	7.0%
All executive officers and directors as a group (7 persons)	3,070,894	(12)	52.6%

_________________

*      Less than 1%

(1)     Includes, where indicated, shares allocated to certain individuals under the Savings Plan as of September 14, 2007. Under the terms of the Savings Plan, if a participant fails to give timely instructions as to the voting of shares of Common Stock held in a participant’s account, the trustee of the Savings Plan will vote such shares in the same proportion as it votes all of the shares for which such trustee receives instructions.

(2)     AG Home Health Acquisition Corp., a Delaware corporation (“AG Home Health”) and AG Home Health LLC, a Delaware limited liability company (“Acquisition Corp.”) may be deemed the beneficial owners of 2,794,252 shares of Common Stock, which are the shares subject to a voting agreement dated November 28, 2006 between Bernard Levine, Frederick H. Fialkow and Acquisition Corp (the “Voting Agreement”) . As a result of the Voting Agreement, AG Home Health and Acquisition Corp. may be deemed to share voting power and dispositive power with respect to 2,794,252 outstanding shares beneficially owned by Frederick H. Fialkow and Bernard Levine. AG Home Health is wholly owned by AG Home Health Manager LLC, a Delaware limited partnership, which is wholly owned by AG Funds, L.P., a Delaware limited partnership. The general partner of AG Funds, L.P. is AG Funds GP, L.P., a Delaware limited partnership. JM Funds LLC, a Delaware limited liability company, is the general partner of AG Funds GP, L.P. John M. Angelo and Michael L. Gordon are the sole members of JM Funds LLC. Each of Messrs. Angelo and Gordon may be deemed to have shared power to direct the voting and disposition of the shares deemed to be beneficially owned by AG Home Health and Acquisition Corp., and therefore may be deemed to be the beneficial owner of such shares.

(3)      Includes 66,816 shares of Common Stock allocated to Mr. Fialkow’s account under the Savings Plan. Does not include 602 shares of Common Stock owned by Mr. Fialkow’s wife, as to which shares Mr. Fialkow disclaims beneficial ownership. Includes 1,995,110 shares of Common Stock that may be deemed beneficially owned by AG Home Health and Acquisition Corp. as a result of the Voting Agreement.

(4)     Includes 10,762 shares of Common Stock that may be acquired pursuant to currently exercisable options granted under the Company’s 1992 Stock Option Plan and 1999 Stock Option Plan (collectively, the “Option Plans”). Includes 799,142 shares of Common Stock that may be deemed beneficially owned by AG Home Health and Acquisition Corp. as a result of the Voting Agreement.

(5)     Represents 102,671 shares of Common Stock that may be acquired pursuant to currently exercisable options granted under the Option Plans and 39,404 shares of Common Stock allocated to Mr. Fialkow’s account under the Savings Plan. Does not include 2,866 shares of Common Stock owned by Mr. Fialkow’s wife as custodian for Mr. Fialkow’s son, as to which shares Mr. Fialkow disclaims beneficial ownership.

(6)    Includes 10,762 shares of Common Stock that may be acquired pursuant to currently exercisable options granted under the Option Plans.

(7)    Includes 5,250 shares of Common Stock that may be acquired pursuant to currently exercisable options granted under the Option Plans.

(8)    Includes 44,088 shares of Common Stock that may be acquired pursuant to currently exercisable options granted under the Option Plans and 12,809 shares of Common Stock allocated to Mr. Heller’s account under the Savings Plan.

(9)    The amount and nature of beneficial ownership of these shares of Common Stock owned by Salvatore Alternative is based solely on a Schedule 13D/A filed by such person with the SEC on January 11, 2007. The Company has no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13D, but has no reason to believe that such information is not complete or accurate.

(10)  The amount and nature of beneficial ownership of these shares of Common Stock owned by Heartland Advisors, Inc. and William J. Nasgovitz is based solely on a Schedule 13G/A filed by such persons with the SEC on February 12, 2007. The Company has no independent knowledge of the accuracy or completeness of the information set forth in such filings, but has no reason to believe that such information is not complete or accurate.

(11)  The amount and nature of beneficial ownership of these shares of Common Stock owned by Lawndale Capital Management, LLC, Andrew E. Shapiro and Diamond A. Partners, L.P. is based solely on a Schedule 13D/A filed by such persons with the SEC on May 16, 2007. The Company has no independent knowledge of the accuracy or completeness of the information set forth in such filing, but has no reason to believe that such information is not complete or accurate.

(12)  Includes 173,533 shares of Common Stock that may be acquired pursuant to currently exercisable options granted under the Option Plans, and 119,029 shares of Common Stock allocated under the Savings Plan.

Change of Control Resulting from Merger Agreement

     The Company, AG Home Health and Acquisition Corp entered into an Agreement and Plan of Merger, dated November 28, 2006, as amended (the “Merger Agreement”), pursuant to which and subject to the conditions set forth therein, Acquisition Corp. will merge with and into the Company, with the Company continuing as the surviving corporation under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, at the effective time and as a result of the Merger, except as otherwise provided in the contribution agreement described under “Certain Relationships and Related Transactions”, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled, extinguished and converted into the right to receive $12.75 per share payable in cash (the “Merger Consideration”). In addition, each shareholder of Common Stock (other than the executive officers of the Company and members of their families) will receive an additional $0.10 per share in cash if a proposed settlement of a Delaware class action suit brought by Helaba Invest Kapitalanlagegesellschaft mbH is approved. The Merger Agreement may be terminated by any of the parties if there is any law that prohibits the consummation of the Merger; if a governmental order is issued that prohibits the consummation of the Merger or the payment of the Merger Consideration; or if the Merger is not consummated before November 21, 2007. The Company’s shareholders approved the Merger Agreement on June 15, 2007.

     On November 28, 2006, Bernard Levine and Frederick Fialkow entered into the Voting Agreement pursuant to which Messrs. Levine and Fialkow each agreed to vote for and to grant irrevocable proxies to Acquisition Corp’s designees for the purpose of voting all of the their aggregate shares of Common Stock (approximately 49.4% of the outstanding Common Stock) in favor of the Merger Agreement and the transactions contemplated thereby and against any alternative proposals or Frustrating Transactions (as defined by the Voting Agreement) in accordance with the provisions set forth therein.

Proposal

ELECTION OF DIRECTORS

At the Meeting, stockholders will elect six directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the Proxy intend to cast all Proxies received FOR the election of Frederick H. Fialkow, Steven Fialkow, Ira Greifer, M.D., Bernard Levine, M.D., Robert C. Pordy, M.D. and Harold Shulman, J.D., CPA, to serve as directors upon their nomination at the Meeting. All nominees currently serve on the Board of Directors and their terms expire at the Meeting. Each nominee has advised the Company of his willingness to serve as a director of the Company. In case any nominee should become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the then existing Board of Directors.

Directors and Executive Officers

The following table sets forth certain information concerning the nominees for director and the executive officers of the Company:

Name	Age	Year First Elected or Appointed Director	Present Position with the Company
Frederick H. Fialkow	76	1985	Chairman of the Board of Directors
Bernard Levine, M.D.	78	1983	Director; Member of Audit, Compensation and Nominating Committees
Steven Fialkow	48	1991	President, Chief Executive Officer, Secretary and Director
Ira Greifer, M.D.	76	1983	Director; Member of Audit, Compensation, Nominating and Special Committees
Robert C. Pordy, M.D.	50	1995	Director; Member of Audit and Special Committees
Harold Shulman, J.D., CPA	72	2003	Director; Member of Audit, Compensation and Special Committees
Robert P. Heller	46	--	Vice President of Finance, Chief Financial Officer and Treasurer

All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The executive officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's stockholders and hold office until their death, resignation or removal from office.

Information about Nominees for Directorship

The following is a brief summary of the background of each nominee for directorship:

Frederick H. Fialkow has been Chairman of the Board of Directors since February 1988, and was Chief Executive Officer from February 1988 until December 1999 and President from February 1988 until October 1997. He has been a director of the Company since April 1985. Frederick H. Fialkow is the father of Steven Fialkow.

Bernard Levine, M.D. has been a director of the Company since July 1983. For more than 20 years he had been a Professor of Internal Medicine at New York University School of Medicine with a sub-specialty in allergy and immunology. He is currently Professor Emeritus. Dr. Levine devotes a portion of his time to private investment activities.

Steven Fialkow has been a director of the Company since December 1991, and has served as Secretary since September 1995, as President since October 1997 and as Chief Executive Officer since December 1999. He served as Chief Operating Officer from October 1997 until December 1999, and as Executive Vice President of New England Home Care, Inc., a wholly owned subsidiary of the Company, from August 1995 until October 1997. He also served as Executive Vice President of Health Acquisition Corp., a wholly owned subsidiary of the Company (“Health Acquisition”), from May 1994 until August 1995, as President of National HMO (New York), Inc., a wholly-owned subsidiary of the Company, from April 1989 until April 1994 and as Vice President of National HMO (New York), Inc. from August 1984 until March 1989. Steven Fialkow is a Certified Public Accountant. He is the son of Frederick H. Fialkow.

Ira Greifer, M.D. has been a director of the Company since July 1983. He is a Professor of Pediatrics at the Albert Einstein College of Medicine (“Einstein”) and is a Senior Professor in the Department of Pediatrics at Montefiore Medical Center (“Montefiore”). He is also the past director of the Ira Greifer Children’s Kidney Center at the Children’s Hospital at Montefiore. Dr. Greifer has been affiliated with Einstein and Montefiore since 1966.

Robert C. Pordy, M.D. has been a director of the Company since December 1995. Since January 1989, Dr. Pordy has been employed by Hoffmann-LaRoche, Inc., a biopharmaceutical company, currently holding the position of Vice President, Medical Science.

Harold Shulman, J.D., CPA has been a director of the Company since July 2003. In 1982, he was one of the founding shareholders of the accounting firm of Shulman, Cohen, Furst & Co. P.C., a mid-size certified public accounting firm in New York City. Since January 2006, he has been a partner at Citrin Cooperman & Company LLP, a New York-based public accounting firm. Mr. Shulman is a Certified Public Accountant and is admitted to the Bar of the State of New York.

Information about Non-Director Executive Officers

Robert P. Heller, a Certified Public Accountant, has served as Vice President of Finance, Chief Financial Officer and Treasurer of the Company since March 1989. Prior thereto, he was an accountant with Eisner LLP, a firm of certified public accountants.

Meetings of the Board of Directors and of Committees

The Board of Directors held six meetings during the fiscal year ended July 31, 2006 (“Fiscal 2006”). No director attended fewer than 75% of the aggregate of (i) all of the meetings of the Board of Directors during Fiscal 2006 and (ii) all of the meetings of all the committees of the Board of Directors on which he served during Fiscal 2006. Four of the six members of the Board of Directors are independent as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq National Market (“Nasdaq”).

The Company’s Board of Directors has a separate compensation committee, nominating committee and audit committee.

The Company's compensation committee is currently composed of Drs. Greifer and Levine and Mr. Shulman, each of whom is an independent director as defined in Rule 4200(a)(15) of the Nasdaq’s listing standards. The function of the compensation committee is to review and recommend to the Board of Directors policies, practices and procedures relating to compensation of key employees and to administer employee benefit plans. A report of the compensation committee is contained beginning on page 15. The compensation committee did not hold any formal meetings during Fiscal 2006; however, its members met informally from time to time.

The Company’s nominating committee is currently composed of Drs. Greifer and Levine, each of whom is an independent director as defined in Rule 4200(a)(15) of the Nasdaq’s listing standards. The nominating committee did not hold any meetings during Fiscal 2006, but its members met informally from time to time.

The function of the nominating committee is to consider and recommend to the Board candidates for appointment or election as directors. The specific functions and responsibilities of the nominating committee are set forth in a written charter of the nominating committee, adopted by the Board of Directors. A copy of the nominating committee charter was included as an appendix to the Company’s proxy statement dated November 5, 2004.

A nominee to the Board of Directors must have such experience in business or financial matters as would make such nominee an asset to the Board of Directors. In recommending director candidates, the nominating committee takes into consideration such factors as it deems appropriate based on the Company’s current needs. These factors may include: professional and personal ethics and integrity; business, professional, or industry knowledge and contacts; business and financial sophistication, common sense and wisdom, and the ability to make informed judgments on a wide range of issues; relevant skills and experience demonstrated through business, professional, charitable or civic affairs; the ability to exercise independent judgment; as well as the candidate’s ability to devote the required time and effort to serve on the Board.

The nominating committee will consider for nomination candidates recommended by stockholders if the stockholders comply with the following requirements: If a stockholder wishes to recommend a candidate to the nominating committee for consideration as a Board of Directors’ nominee, such stockholder must submit in writing to the nominating committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the nominating committee at the Company’s address and must be received in a timely manner as specified in the Company’s proxy statements (these timing requirements are not applicable to persons nominated by or at the direction of the Board of Directors). The timing requirements with respect to next year’s annual meeting are described in the section of this proxy statement entitled “Stockholder Proposals.” The nominating committee may request further information if it determines a potential candidate may be an appropriate nominee.

The Company's audit committee is currently composed of Drs. Greifer, Levine and Pordy and Mr. Shulman, each of whom meets the independence requirements for audit committee members under the listing standards of Nasdaq, on which the Common Stock is quoted. The function of the audit committee is to select and engage each year the independent registered public accounting firm of the Company, to review the effectiveness of the Company's internal accounting methods and procedures and to determine through discussions with the independent registered public accounting firm whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. The Board of Directors has adopted a charter for the audit committee, and the audit committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. The audit committee held five meetings during Fiscal 2006. A report of the audit committee follows.

Audit Committee Report

The audit committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities with respect to Fiscal 2006, the audit committee reviewed and discussed the audited financial statements included in the Company's annual report on Form 10-K for Fiscal 2006 with management and BDO Seidman, LLP (“BDO”), the Company’s independent registered public accounting firm, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee acts under the guidance of a written charter which has been approved by the Board of Directors. The audit committee has had a written charter for several years.

The audit committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements to generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the audit committee by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, relating to the conduct of the audit. In addition, the audit committee has discussed with the independent registered public accounting firm such firm’s independence from management and the Company including the matters in the written disclosures required by Independence Standards Board Standard No. 1.

The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their audit. The audit committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

The audit committee received the written disclosures and a letter from BDO stating that BDO was an independent registered public accounting firm with respect to the Company within the meaning of the federal securities laws and the rules and regulations thereunder, including the independence rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board. The audit committee also discussed BDO’s independence with BDO and determined that the provision of all services by BDO to the Company for Fiscal 2006 was compatible with maintaining BDO’s independence under SEC rules governing the independence of a company’s outside auditors.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company's annual report on Form 10-K for Fiscal 2006 for filing with the SEC. The audit committee also selected and engaged BDO as the Company’s independent registered public accounting firm for the fiscal year ended July 31, 2007.

Harold Shulman, J.D., CPA, Chair
Ira Greifer, M.D.
Bernard Levine, M.D.
Robert C. Pordy, M.D.

Audit Committee Financial Expert

The Board of Directors has determined that Harold Shulman, J.D., CPA, who is a member of the Company’s audit committee, is an “audit committee financial expert” and meets the independence requirements under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate stockholder communication. The Corporate Secretary will send all appropriate stockholder communications to the intended recipient. An “appropriate stockholder communication” is a communication from a person claiming to be a stockholder in the communication, and the subject of which relates solely to the sender’s interest as a stockholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate stockholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate stockholder communications to the Chairman of the audit committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate stockholder communications to the chairman of such committee.

The Board of Directors encourages all of its members to attend the Company’s annual meeting of stockholders so that each director may listen to any concerns that stockholders may have that are raised at the annual meeting. All of the members of the Board of Directors attended the Company’s 2005 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Under section 16(a) of the Securities Act of 1934, the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Common Stock, are required to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company during and/or with respect to Fiscal 2006, the Company believes that there were no late or delinquent filings.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Ethics which applies to all of the Company’s directors, executive officers and employees. A copy of the Code of Ethics is available upon request to the Company’s Corporate Secretary at 700 White Plains Road, Scarsdale, NY 10583.

Compensation Committee Interlocks and Insider Participation

The members of the Company's compensation committee are Drs. Greifer and Levine and Mr. Shulman, all of whom are non-employee directors. No member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Performance Graph

The following graph compares the cumulative return to holders of Common Stock for the five years ended July 31, 2006 with the National Association of Securities Dealers Automated Quotation System Market Index and an SIC group index for the same period. The comparison assumes $100 was invested at the close of business on July 31, 2001 in the Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

Peer Group Companies (companies with an SIC code of 8082 – “Home Health Care Services”)
ALLIED HEALTHCARE INTL INC.	GENTIVA HEALTH SERVICES INC.
AMEDISYS INC. AMERICAN HOMEPATIENT INC.	LHC GROUP INC. NATIONAL HOME HEALTH CARE CORP.
APRIA HEALTHCARE GROUP	NEW YORK HEALTH CARE INC.
CHEMED CORP.	VISTACARE INC.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

Overview and Philosophy

The compensation committee is composed entirely of non-employee directors and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the compensation committee, pursuant to authority delegated thereto by the Board of Directors, determines the compensation to be paid to the Company's chief executive officer and each other executive officer of the Company.

The objectives of the Company's executive compensation program are to:

*     Support the achievement of desired Company performance

*     Provide compensation that will attract and retain superior talent and reward performance

The executive compensation program provides an overall level of compensation opportunity that is competitive within the health care industry, as well as with a broader group of companies of comparable size and complexity.

Executive Officer Compensation Program

The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, specific performance-based bonuses and various benefits, including medical and pension plans generally available to employees of the Company. The Company and Messrs. Steven Fialkow and Robert Heller have entered into employment agreements dated as of August 1, 2005. Mr. Frederick Fialkow entered into an employment agreement dated as of November 1, 2001, which was extended on August 16, 2006 for a period of one year beginning November 1, 2006 and further extended on September 24, 2007 for a period equal to the earlier of one year or the completion of the Merger. The Merger Agreement provides that Mr. Frederick Fialkow’s employment agreement will terminate effective upon the completion of the Merger. The Company and Messrs. Steven Fialkow and Robert Heller entered into new employment agreements on November 28, 2006, amended as of June 4, 2007, effective upon the completion of the Merger, which will replace their existing employment agreements. See “Executive Compensation – Employment and Related Agreements.”

Base Salary

Base salary levels for the Company's executive officers are competitively set relative to companies in the health care industry. In determining salaries, the compensation committee also takes into account individual experience and performance and specific issues particular to the Company.

Stock Option Program

The stock option program is the Company's long-term incentive plan for providing an incentive to key employees (including directors and officers who are key employees) and to directors who are not employees of the Company.

1992 and 1999 Stock Option Plans

The 1992 and 1999 Stock Option Plans authorize the compensation committee to award key executives stock options. No additional options may be granted under the 1992 Stock Option Plan. Options granted under the 1999 Stock Option Plan may be granted containing terms determined by the compensation committee, including exercise period and price; provided, however, that such plan requires that the exercise price may not be less than the fair market value of the Common Stock on the date of the grant and that the exercise period may not exceed ten years, subject to further limitations.

Benefits

The Company provides to executive officers medical and pension benefits that generally are available to Company employees. The amount of perquisites for each executive officer, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary of such executive officer for Fiscal 2006.

Bonus

On the basis of the compensation committee's evaluation of the performance of management, the Company provides to certain executive officers bonuses based on performance of the Company.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is based upon the same criteria, enunciated above, as the other executive officers. No change was made to the base salary (except for an annual cost of living increase adjustment) of Mr. Steven Fialkow, the Company’s chief executive officer, during Fiscal 2006.

Certain Tax Legislation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain “performance based compensation,” however, is excluded from the deduction limitation. The Company believes that all of the Fiscal 2006 compensation of the Company’s executive officers is deductible.

Ira Greifer, M.D. Bernard Levine, M.D. Harold Shulman, J.D., CPA Members of the Compensation Committee

Standard Remuneration of Directors

The Company's non-employee directors are paid a fee of $3,500 for each meeting of the Board of Directors they attend. In addition, members of the audit committee are paid an annual fee of $5,000, payable quarterly, and members of the compensation committee are paid an annual fee of $2,500.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for the Company’s last three fiscal years of the Company’s chief executive officer and each other executive officer of the Company whose salary and bonus for Fiscal 2006 exceeded, in the aggregate, $100,000, for services rendered in all capacities to the Company and its subsidiaries (the “Named Executives”):

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Securities Underlying Options (#)
		Salary ($)	Bonus ($)		All Other Compensation ($)

Frederick H. Fialkow Chairman of the Board of Directors	2006 2005 2004	$428,654(1) 412,564(1) 398,612(1)	$144,979 115,286 208,158	0 0 0	$15,999 (2) 19,201 (3) 16,898 (4)
Steven Fialkow President, Chief Executive Officer and Secretary	2006 2005 2004	$545,475(5) 346,803(5) 335,075(5)	$ 39,198 96,808 190,438	0 0 0	$33,894 (6) 31,692 (7) 29,469 (8)
Robert P. Heller Vice President of Finance, Chief Financial Officer and Treasurer	2006 2005 2004	$264,945(9) 209,915(9) 180,425(9)	$ 9,800 24,202 55,534	0 0 0	$33,680 (10) 31,400 (11) 29,331 (12)

____________________

(1)

Includes payments of $123,654, $107,654 and $93,612 in Fiscal 2006, 2005 and 2004, respectively, for the compounded cost of living increase in salary compensation pursuant to Mr. Fialkow’s employment agreement with the Company.

(2)

Represents $7,199 paid to Mr. Fialkow as health insurance coverage and $8,800 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code.

(3)

Represents $10,801 paid to Mr. Fialkow as health insurance coverage and $8,400 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code.

(4)

Represents $8,698 paid to Mr. Fialkow as health insurance coverage and $8,200 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code.

(5)

Includes payments of $20,475, $21,803 and $10,075 in Fiscal 2006, 2005 and 2004, respectively, for the compounded cost of living increase in salary compensation pursuant to Mr. Fialkow’s employment agreement with the Company.

(6)

Represents $13,094 paid to Mr. Fialkow as health insurance coverage, $8,800 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code and $12,000 contributed by the Company to a deferred compensation plan for the benefit of Mr. Fialkow.

(7)

Represents $11,292 paid to Mr. Fialkow as health insurance coverage, $8,400 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code and $12,000 contributed by the Company to a deferred compensation plan for the benefit of Mr. Fialkow.

(8)

Represents $9,269 paid to Mr. Fialkow as health insurance coverage, $8,200 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code and $12,000 contributed by the Company to a deferred compensation plan for the benefit of Mr. Fialkow.

(9)

Includes payments of $9,945, $12,703 and $5,425 in Fiscal 2006, 2005 and 2004, respectively, for the compounded cost of living increase in salary compensation pursuant to Mr. Heller’s employment agreement with the Company.

(10)

Represents $12,880 paid to Mr. Heller as health insurance coverage, $8,800 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code and $12,000 contributed by the Company to a deferred compensation plan for the benefit of Mr. Heller.

(11)

Represents $11,000 paid to Mr. Heller as health insurance coverage, $8,400 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code and $12,000 contributed by the Company to a deferred compensation plan for the benefit of Mr. Heller.

(12)

Represents $9,131 paid to Mr. Heller as health insurance coverage, $8,200 representing the Company’s matching contribution as deferred compensation under the Savings Plan pursuant to Section 401(k) of the Code and $12,000 contributed by the Company to a deferred compensation plan for the benefit of Mr. Heller.

Option/SAR Grants in Last Fiscal Year

No stock options or SARs were granted to any of the Named Executives in Fiscal 2006.

Option Exercises in Last Fiscal Year and Year-End Option Value

The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of stock options during Fiscal 2006 and the number and value at July 31, 2006 of shares of Common Stock subject to unexercised options held by the Named Executive Officers.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable
Frederick H. Fialkow (1)	--	--	57,750/0	$ 0/0
Steven Fialkow	--	--	102,671/0	678,587 /0
Robert P. Heller	--	--	44,088/0	280,384/0

______________

(1) The options held by Mr. Fialkow at July 31, 2006 have expired.

Employment and Related Agreements

Frederick H. Fialkow. Effective November 1, 2001, the Company entered into an amended and restated employment agreement with Mr. Fialkow for a term of five years with an automatic renewal for an additional five years, unless one of the parties elects not to renew the agreement. Pursuant to the agreement, Mr. Fialkow is employed as the Chairman of the Company’s Board of Directors. The agreement provides for an annual salary of $305,000 (before giving effect to cost of living adjustments). In addition, Mr. Fialkow is entitled to receive an annual bonus in an amount equal to 4% of the Company’s consolidated net income (before income taxes) in each year in which the consolidated net income is in excess of $3,000,000. Under the agreement, upon a change of control of the Company, Mr. Fialkow shall receive an amount equal to one-half of his annual salary as then in effect. On August 16, 2006, the Company agreed to extend Mr. Fialkow’s existing employment agreement, on the same terms and conditions, for a period of one year beginning November 1, 2006, subject to earlier termination by the Company under certain circumstances. On September 24, 2007, the Company agreed to further extend Mr. Fialkow’s existing employment agreement, on the same terms and conditions, for a period equal to the earlier of one year or the completion of the Merger. The Merger Agreement provides that Mr. Fialkow’s employment agreement will terminate effective upon the completion of the Merger.

Steven Fialkow. Effective August 1, 2005, the Company entered into an employment agreement with Mr. Fialkow, expiring on August 1, 2010, pursuant to which he is employed as the Company’s President, Chief Executive Officer and Secretary. The agreement provides for an annual base salary of $525,000 plus an annual cost of living adjustment. In addition, Mr. Fialkow is entitled to receive an annual bonus in an amount equal to 4% of the amount by which the Company’s income from operations in any fiscal year exceeds $5,000,000. The maximum of salary and bonus payable to Mr. Fialkow in respect of any fiscal year shall not exceed $750,000. Under the agreement, if Mr. Fialkow’s employment is terminated by the Company without cause or by him for any reason within one year following a change of control of the Company, Mr. Fialkow shall receive an amount equal to 2.99 times his annual base salary as then in effect and his bonus for the most recently completed fiscal year. In connection with the Merger Agreement, Mr. Fialkow entered into a new employment agreement with the Company dated November 28, 2006, as amended. Pursuant to the new employment agreement, Mr. Fialkow will be employed by the surviving corporation as President, Chief Executive Officer and Secretary upon the completion of the Merger. The new employment agreement is subject to the consummation of the Merger and has a five year term commencing on the date of such Merger. The new employment agreement contains substantially the same terms as Mr. Fialkow’s existing employment agreement, except that: (i)  the new employment agreement will expire approximately 2 years after Mr. Fialkow’s existing agreement would expire; (ii) his base salary will be reduced to $475,000 per annum; (iii)  his annual bonus will be calculated based on annually increasing adjusted EBITDA targets rather than as a percentage of operating profits; (iv)  he will receive an interest in AG Home Health equal to a specified percentage (not to exceed an aggregate of 6.5%) of the future profits of the surviving corporation (after a preferred return on the invested capital of the acquirors); (v) in the event certain financial goals are not achieved with respect to certain investors’ internal rate of return, any payments owed to him due to a change in control will be reduced by $75,000; and (vi)  by continuing his employment with the Company, he will not receive the $1,755,028 payable to him under the change of control provisions of his existing employment agreement, but would be entitled to receive change of control payments in the event of a subsequent change of control while the new employment agreement is in effect.

Robert P. Heller. Effective August 1, 2005, the Company entered into an employment agreement with Mr. Heller, expiring on August 1, 2010, pursuant to which he is employed as the Company’s Vice President of Finance, Chief Financial Officer and Treasurer. The agreement provides for an annual base salary of $255,000 plus an annual cost of living adjustment. In addition, Mr. Heller is entitled to receive an annual bonus in an amount equal to 1% of the amount by which the Company’s income from operations in any fiscal year exceeds $5,000,000. The maximum of salary and bonus payable to Mr. Heller in respect of any fiscal year shall not exceed $350,000. Under the agreement, if Mr. Heller’s employment is terminated by the Company without cause or by him for any reason within one year following a change of control of the Company, Mr. Heller shall receive an amount equal to 2.99 times his annual base salary as then in effect and his bonus for the most recently completed fiscal year. In connection with the Merger Agreement, Mr. Heller entered into a new employment agreement with the Company, dated November 28, 2006, as amended. Pursuant to the new employment agreement, Mr. Heller will be employed by the surviving corporation as Executive Vice President of Finance, Chief Financial Officer and Treasurer upon the completion of the Merger. The new employment agreement is subject to the consummation of the Merger and has a five year term commencing on the date of such Merger. The new employment agreement contains substantially the same terms as his existing employment agreement, except that: (i) the new employment agreement will expire approximately 2 years after Mr. Heller’s existing agreement would expire; (ii) his base salary will be reduced to $230,000 per annum; (iii) his annual bonus will be calculated based on annually increasing adjusted EBITDA targets rather than as a percentage of operating profits; (iv) he will receive an interest in AG Home Health equal to a specified percentage (not to exceed an aggregate of 3.0%) of the future profits of the surviving corporation; (v) in the event certain financial goals are not achieved with respect to certain investors’ internal rate of return, any payments owed to him due to a change in control will be reduced by $75,000; and (vi) by continuing his employment with the Company he will not receive the $866,503 payable to him under the change of control provisions of his existing employment agreement, but would be entitled to receive change of control payments in the event of a subsequent change of control while the new employment agreement is in effect.

The employment agreements of Messrs. Frederick H. Fialkow, Steven Fialkow and Robert P. Heller contain confidentiality and nondisclosure provisions relating to the Company’s business and all confidential information developed or made known to each individual during his respective term of employment. The agreements also contain certain non-competition provisions that preclude Messrs. Frederick H. Fialkow, Steven Fialkow and Robert P. Heller from competing with the Company for a period of one year from the date of termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Health Acquisition Corp., a wholly-owned subsidiary of the Company, has leased office premises, located in Queens, New York from a company controlled by Mr. Frederick H. Fialkow, the Chairman of the Board of Directors, and by Steven Fialkow, who is a director and the President, Chief Executive Officer and Secretary of the Company. Net rent expense under such lease was approximately $213,000 for Fiscal 2006. The Company believes that such lease contains terms in the aggregate no less advantageous to the Company than could have been obtained from an unrelated third party.

In connection with the Merger Agreement, on November 28, 2006, Mr. Frederick Fialkow entered into a contribution agreement with the Company, Acquisition Corp and AG Home Health, pursuant to which he has agreed to contribute to the Company, immediately prior to the effective time of the Merger, a number of shares of Common Stock equal to eight million dollars ($8,000,000) divided by the Merger Consideration, in exchange for the issuance by the Company of a promissory note payable on the sixty sixth (66) month after the effective time of the Merger bearing interest at eight percent (8%) per annum.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

BDO Seidman, LLP (“BDO”) has served as the independent registered public accounting firm of the Company since 2001. The Company’s audit committee also selected and engaged BDO as the Company’s independent registered public accounting firm for the fiscal year ended July 31, 2007. Representatives of BDO are expected to be present at the Meeting with the opportunity to make a statement and to be available to respond to questions regarding any appropriate matters.

Audit Fees

Audit fees billed to the Company by BDO for its audit of the Company’s financial statements included in the Company’s annual report on Form 10-K and for its review of the financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC for Fiscal 2006 and 2005 were $139,000 and $117,000, respectively.

Audit-Related Fees

There were no audit-related fees billed to the Company by BDO for Fiscal 2006 and 2005 respectively.

Tax Fees

Tax fees billed to the Company by BDO for the Company’s tax returns for Fiscal 2006 and 2005 were $38,000 and $34,000, respectively.

All Other Fees

Other fees billed to the Company by BDO for all other non-audit and non-tax services provided by BDO, including the 401(k) Plan and cost report services, for Fiscal 2006 and 2005 were $31,000 and $20,000, respectively.

Pre-Approval Policies

The audit committee has adopted a procedure under which all fees charged by BDO must be pre-approved by the audit committee. All of the fees described under the caption “All Other Fees” were pre-approved by the audit committee.

MISCELLANEOUS

Stockholder Proposals

Stockholders wishing to present proposals at the 2007 annual meeting of stockholders and wishing to have their proposals presented in the proxy statement distributed by the Board of Directors in connection with the 2007 annual meeting of stockholders must submit their proposals to the Company in writing on or before January 1, 2008.

If the Company does not receive notice by March 16, 2008 from a stockholder who intends to present at the next annual meeting a proposal that is not discussed in the Company's proxy statement, the persons named in the proxy accompanying the Company's proxy statement for that annual meeting will have the discretionary authority to vote on such proposal at such meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request sent to the Company at 700 White Plains Road, Scarsdale, New York 10583, (914) 722-9000. Any stockholder who wishes to receive separate copies of the annual report to stockholders and proxy statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or such stockholder may contact the Company at the above address or phone number.

Other Matters

The Board of Directors of the Company knows of no other matter to come before the Meeting. However, if any matters requiring a vote of the stockholders arise, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment, including any matters or motions dealing with the conduct of the Meeting.

Proxies

All stockholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

Annual Report to Stockholders

The Company’s 2006 annual report to stockholders and the Company’s quarterly report on Form 10-Q for its fiscal quarter ended April 30, 2007 are being mailed to stockholders simultaneously with the mailing of this proxy statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

By Order of the Board of Directors

Steven Fialkow
Secretary

Scarsdale, New York

October 2, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

NATIONAL HOME HEALTH CARE CORP.

October 30, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20600000000000000000 2 103007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS APPOINTED AS PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IN CASE ANY NOMINEE SHOULD BECOME UNAVAILABLE FOR ELECTION TO THE BOARD OF DIRECTORS FOR ANY REASON, THE PERSONS APPOINTED AS PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE THIS PROXY FOR ONE OR MORE ALTERNATIVE NOMINEES WHO WILL BE DESIGNATED BY THE THEN EXISTING BOARD OF DIRECTORS.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK YOUR CHOICE ON THE PROPOSAL, AND SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

NATIONAL HOME HEALTH CARE CORP.

ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of National Home Health Care Corp. (the "Company") hereby revokes all previous proxies, acknowledges receipt of the Notice of the Stockholders' Meeting to be held on October 30, 2007 and hereby appoints Frederick H. Fialkow and Steven Fialkow, and each of them, as proxies of the undersigned, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote as designated on the reverse side of this proxy, and otherwise represent all of the shares of the undersigned at said meeting and at any adjournments or postponements thereof with the same effect as if the undersigned were present and voting the shares.

(Continued and to be signed on the reverse side)

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